Exhibit 99.1

ITEM 6:	SELECTED FINANCIAL DATA.
     The following tables present portions of our financial statements and are not complete. You should read the following selected consolidated financial data together with our consolidated financial statements and related notes to our financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” The selected statement of operations data for fiscal 2006, fiscal 2007 and fiscal 2008 and the balance sheet data as of the end of fiscal 2007 and fiscal 2008 are derived from our audited consolidated financial statements included elsewhere herein. The selected statement of operations data for fiscal 2004 and fiscal 2005 and the balance sheet data as of the end of fiscal 2004, fiscal 2005 and fiscal 2006 are derived from our audited consolidated financial statements that are not included herein.

	Fiscal Year Ended
	January 1,	December 31,	December 30,	December 29,	January 3,
	2005	2005(1)	2006(1)	2007(1)	2009(1)

Revenues:
Net revenues from product sales	$274,988	$355,374	$461,183	$512,194	$577,073
Service fee revenues	60,116	85,018	148,370	237,763	389,853

Net revenues	335,104	440,392	609,553	749,957	966,926

Total costs and expenses(2)	335,505	437,514	600,116	745,638	977,186

Income (loss) from operations	(401)	2,878	9,437	4,319	(10,260)

Total other (income) expense	(64)	1,410	2,916	8,165	20,296

Income (loss) before income taxes	(337)	1,468	6,521	(3,846)	(30,556)
Provision (benefit) for income taxes(3)	—	321	(38,140)	(2,887)	(7,585)

Net income (loss) before cumulative effect of change in accounting principle	(337)	1,147	44,661	(959)	(22,971)
Cumulative effect of change in accounting principle	—	—	268	—	—

Net income (loss)	$(337)	$1,147	$44,929	$(959)	$(22,971)

Basic earnings (loss) per share:
Prior to cumulative effect of change in accounting principle	$(0.01)	$0.03	$0.98	$(0.02)	$(0.49)

Net income (loss) per share	$(0.01)	$0.03	$0.99	$(0.02)	$(0.49)

Diluted earnings (loss) per share:
Prior to cumulative effect of change in accounting principle	$(0.01)	$0.03	$0.93	$(0.02)	$(0.49)

Net income (loss) per share(4)	$(0.01)	$0.03	$0.94	$(0.02)	$(0.49)

BALANCE SHEET DATA:
Total assets	$231,823	$331,922	$457,456	$670,104	$716,025
Total long-tem liabilities(5)	13,564	53,235	60,083	185,364	201,398
Working capital(6)	30,106	109,804	125,172	165,822	40,938
Stockholders’ equity	118,053	136,538	235,778	280,900	274,496

(1)	As retrospectively adjusted and corrected. For additional information, see Note 17, Financial Statement Correction of Misstatement and Retrospective Application of FSP APB 14-1, in the consolidated financial statements.

(2)	Beginning in fiscal 2006, we adopted the provisions of Statement of Financial Accounting Standards 123(R), “Share-Based Payment,” for recognizing stock-based compensation. We recognized $19.4 million in fiscal 2008, $9.0 million in fiscal 2007, $7.8 million in fiscal 2006, $3.8 million in fiscal 2005 and $3.6 million in fiscal 2004.

(3)	Included in fiscal 2006 was a $38.1 million non-cash income tax benefit. For additional information, see Note 11, Income Taxes, to our consolidated financial statements included herein.

(4)	For additional information on the diluted earnings (loss) per share calculation, see Note 12, Earnings Per Share, to our consolidated financial statements included herein.

(5)	In fiscal 2007, we completed a subordinated convertible notes offering of $150.0 million. For additional information, see Note 7, Long-Term Debt and Credit Facility, to our consolidated financial statements included herein.

(6)	In fiscal 2008, we acquired e-Dialog, Inc. for $150.1 million, including acquisition costs. Note 6, Acquisitions, to our consolidated financial statements included herein.

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